Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 26, 2007, relating to the financial statements and financial highlights of Seligman Global Fund Series, Inc., including Seligman Emerging Markets Fund, Seligman Global Growth Fund, Seligman Global Smaller Companies Fund, Seligman Global Technology Fund and Seligman International Growth Fund appearing in the Annual Report on Form N-CSR of Seligman Global Fund Series, Inc. for the year ended October 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
February 26, 2008